INDEPENDENT CONSULTING AGREEMENT

Generation Income Properties, Inc. (the “Company”) agrees to engage Cook Financial Partners, LLC as an Independent Contractor (in such capacity, the “Consultant”), in accordance with the terms and conditions of this agreement (this “Agreement”). This Agreement shall become effective on January 1, 2025 (the “Effective Date”). The terms of this Agreement are as follows:

Consulting Services. Beginning on January 1, 2025, Consultant shall be contracted with the Company as its Vice President of Accounting and Finance and shall provide such services as are assigned by the Chief Executive Officer or Board from time to time that are generally consistent with the title of Vice President of Accounting and Finance. Consultant agrees that he will serve as Company’s “principal financial and accounting officer” for purposes of the rules and regulations of the Securities and Exchange Commission. During the Term, the Consultant agrees to diligently and conscientiously provide services to the Company, approximating 130 hours per month.

Consulting Fee. The Company shall pay to the Consultant in relation to the Services $20,000 per month over the contract term.

Restricted Unit Grants. Consultant will be eligible for a grant of shares of restricted stock units of the Company with a grant date value of $75,000 annually. Such restricted units will be granted in four increments of $18,750 following the completion of quarterly filings and will vest in one-third increments on each of the first three anniversaries of the grant date of the restricted units, with such vesting accelerated upon a “Change of Control” of Company as defined in Company’s 2020 Omnibus Incentive Plan, and otherwise be granted upon the standard terms and conditions, including vesting terms, as restricted unit awards generally.

Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to in writing prior to incurring the expense, and as a condition to receipt of reimbursement, Consultant shall be required to submit a receipt of a written request for reimbursement, together with appropriate supporting documentation. Travel time and expenses shall not be a a reimbursable expense with the exception of items denoted in EXHIBIT A.

Term and Termination. This Agreement is for 12 months commencing on the Effective Date (the “Term”) and may be terminated by either party upon 60 days written notice to the other party. In the event of such termination of this Agreement, the Company shall pay the Consultant any amounts earned for the Services performed on or before the date of such termination; provided, however, all Services have been completed and up to date upon the date of such termination. Upon any termination by either party, the Consultant shall cooperate fully with respect to the transfer to the Company of all the Company’s books, records, and software files managed by the Consultant and necessary to maintain the Company's bookkeeping systems in an accurate and updated manner.

Independent Contractor Relationship. The Consultant shall at all times be acting and performing as an independent contractor to the Company and nothing contained herein shall cause the relationship between the parties to this Agreement (or their respective employees, agents, or principals, as applicable) to be that of employer and employee. The Consultant shall not have the right or authority to obligate or bind the Company to any contract, obligation, responsibility or undertaking whatsoever, and the Consultant shall make no representation or warranty, oral or written, express or implied, to that effect.

Taxes. The Company shall not make any deduction with respect to the Consultant or the Consultant’s agents or employees for any payroll taxes, contributions for unemployment or workers’ compensation insurance, or old age pensions, annuities or other benefits which are customarily measured by wages, salaries or other compensation paid to an employee. The Consultant understands and agrees that the Consultant shall be solely responsible for paying according to law, all applicable federal, state and local income and withholding tax obligations or contributions imposed by Social Security, unemployment insurance or workers’ compensation insurance in connection with this Agreement on behalf of the Consultant or the Consultant’s agents or employees, if any.

Confidentiality. The Consultant agrees that the Consultant will have access to confidential and proprietary information relating to the Company, its clients, its business and third parties with whom the Company does or did business (including, but not limited to, trade secrets, client lists, passwords, marketing strategies, financial information, contracts with third parties and the terms thereof, contract proposals and negotiations, regulatory activities, litigation matters, and personnel and policy information) (collectively, “Confidential Information”). The Consultant will maintain the confidentiality of all Confidential Information. The Consultant will not, either directly or indirectly, make any disclosure of Confidential Information to any third party, or make any use of Confidential Information, for the Consultant’s own benefit or the benefit of any third party, during the Term or the three (3) year period thereafter, except: (i) in connection with the provision of the Services and the performance of the Consultant’s duties under this Agreement, (ii) as may be required by court or governmental order or subpoena but only after providing the Company with prior written notice (unless such notice is prohibited by law) and an opportunity to object to such disclosure, or (iii) with the prior written consent of the Company. Confidential Information shall not include information which, as evidenced by written records,

(x) is or becomes generally available to the public other than as a result of a disclosure by the Consultant, (y) was available to the Consultant on a non-confidential basis prior to the date of this Agreement (or (z) becomes available to the Consultant from a source other than the Company, its agents, representatives, clients, business partners or consultants (or former agents, representatives, clients, business partners or consultants).

Indemnification. The Consultant will indemnify, defend, and hold harmless the Company and the Consultant’s principals, officers, employees, agents, affiliates, and representatives (each, a “Covered Person”), in respect to any and all claims, demands, actions, liabilities, losses, damages, injuries, and expenses (including, without limitation, attorneys’ fees and defense costs) (collectively “Claims”) in any manner related to, arising out of and/or resulting from the Services and the performance of the Consultant’s duties under this Agreement. The Company shall provide prompt notice of any Claim that may give rise to the Consultant’s indemnification obligation hereunder; provided, however, that failure to provide such notice shall not impair the Company’s rights under this paragraph. The Company shall, at the Consultant’s cost, provide reasonable assistance to the Consultant in the defense of any such Claim.

Trade Secrets, Confidential and Proprietary Information of Others. The Consultant represents that the Consultant is not in possession or control of information or materials of a trade secret, confidential or proprietary nature of or belonging to any third party, including but not limited to, any prior employer or client. The Consultant acknowledges that the Company has advised the Consultant not to use trade secrets, confidential or proprietary materials of others in connection with the Services to the Company and the Consultant agrees not to use trade secrets, confidential or proprietary information of others in connection with the Services provided pursuant to this Agreement.

Non-Solicitation. During the term of this Agreement and for a period of twelve (12) months thereafter, the Company shall not solicit, or attempt to solicit, the services of any person who has at any time during the preceding six months been an employee of, or consultant to, the Consultant; provided, that this Section shall not restrict the Company from making any general solicitation for employment that is not specifically directed at any such persons, including through use of a recruiting website or employment search firm (so long as the firm is not instructed to solicit such persons) or from hiring any person as a result thereof.

Return of Company Property. Upon the expiration of the Term, the Consultant will promptly return to the Company all Company property and all material or documents containing Confidential Information, including without limitation, all computers (including laptops) keys, card access to any Company building, customer lists, computer disks, reports, files, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which the Consultant received or prepared or helped prepare in connection with the Services. The Consultant will not retain any copies, duplicates, reproductions or excerpts of such material or documents other than a copy of the Consultant’s contacts and address lists, without the prior written consent of the Company.

Severability. If any provision of this Agreement or any application thereof is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and other application thereof shall not in any way be affected or impaired thereby.

Assignment. Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than as expressly provided herein and the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid). Neither party hereto may assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of the other party, and any purported assignment or other transfer of any such rights and obligations without such consent shall be null and void; provided that the Company may assign its rights and obligations under this Agreement to one or more of its affiliates upon written notice to the Consultant, provided that such assignment shall not materially alter the obligations under this Agreement.

Entire Agreement. This Agreement represents the entire understanding and agreement among the parties, and supersedes all prior negotiations, representations and agreements, whether written or oral, with respect to the subject matter hereof or thereof. This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto.

Governing Law. This Agreement shall be governed, construed, administered and regulated in all respects under the laws of the State of Florida, without regard to the provisions, policies or principals thereof relating to choice or conflict of laws.

Counterparts. This agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this agreement, and all of which, taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

[Signature Page to the Independent Contractor Agreement dated January 1, 2025, between Generation Income Properties and "Ron" Cerontie Cook on the following page]

GENERATION INCOME PROPERTIES, INC

By: /s/ David Sobelman

David Sobelman CEO

By: /s/ Cerontie Cook

COOK FINANCIAL PARTNERS, LLC

"Ron" Cerontie Cook Managing Member

EXHIBIT A

The required time and materials to perform contract chief financial officer consulting services as the Vice President of Accounting and Finance are denoted as follows:

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An average of approximately 130 hours billed per month over the contract’s duration
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Contractor supplied laptop with requisite data and software security
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Scheduled monthly onsite visits of an estimated duration of (2) two full working days each
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Capped travel expense reimbursement of $5,000 annually, reimbursable at 40% of expenses incurred. For illustration purposes, flight costs of $100 incurred by the Consultant will be reimbursable by the Company at a rate 40% or $40, up to the annual cap of $5,000.
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Pro-rated payment for services, the “Consulting Fee”, will be remitted by the 15th of each month. For illustration, services rendered January 1st through January 31st will be remitted to the Contractor by February 15th.
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Consultant may provide services to other clients.